                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  EQUIFAX INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

[LOGO]

                                                          C. B. ROGERS, JR.
                                                          Chairman and
                                                          Chief Executive
                                                          Officer

                                                          Equifax Inc.
                                                          P.O. Box 4081
                                                          Atlanta, Georgia 30302

Dear Shareholder:

The 1995 Annual Meeting of Shareholders of Equifax Inc. will be held in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia. The meeting is scheduled for 10:00 a.m. on Wednesday, April 26, 1995.

Information concerning the meeting, the nominees for the Board of Directors, and other pertinent information is set forth in the Proxy Statement which follows.

As is our custom, a brief report will be made at this meeting on highlights for the year 1994 as well as significant developments thus far in 1995. I sincerely hope that you will be able to attend this meeting and that I will have the opportunity to speak with you personally.

Please sign and return your proxy promptly, whether or not you plan to attend. Your vote is very important to the Company.

On behalf of the Officers and Directors, I wish to thank you for your interest in the Company and your confidence in its future.

Sincerely,

Chairman and
Chief Executive Officer

Atlanta, Georgia
March 24, 1995

                            YOUR VOTE IS IMPORTANT.
             Please sign, date and return your proxy card promptly.

                                  EQUIFAX INC.
                          1600 Peachtree Street, N.W.
                                 P.O. Box 4081
                             Atlanta, Georgia 30302

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 26, 1995

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Equifax Inc. will be held on April 26, 1995, at 10:00 a.m., local time, in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, for the following purposes:

      (a) To elect five Directors of the Company, each to serve a term of three years;

      (b) To appoint Arthur Andersen LLP as independent public accountants of the Company for the year 1995; and

      (c) To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business March 7, 1995, are entitled to notice of and to vote at the meeting.

                                               By order of the Board of
                                               Directors

                                               T. H. Magis
                                               Secretary

Atlanta, Georgia
March 24, 1995

PLEASE SIGN AND RETURN YOUR PROXY EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. IF YOU DO ATTEND, YOU MAY, OF COURSE, VOTE IN PERSON.

                                  EQUIFAX INC.

                          1600 Peachtree Street, N.W.
                                 P.O. Box 4081
                             Atlanta, Georgia 30302

                                                                  March 24, 1995

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 26, 1995

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Equifax Inc. of proxies to be used at the Annual Meeting of Shareholders to be held in the Walter C. Hill Auditorium at the High Museum of Art, 1280 Peachtree Street, N.E., Atlanta, Georgia, on April 26, 1995, at 10:00 a.m., local time. The approximate date on which the 1994 Annual Report, Proxy Statement and form of proxy are first being sent or given to Shareholders is March 24, 1995.

Any Shareholder who executes and delivers a proxy may revoke it any time prior to its use.

All shares represented by effective proxies will be voted as specified in connection with the five nominees for election to the Board of Directors and appointment of independent public accountants for the year 1995, all as more fully described elsewhere herein. Unless otherwise specified, the proxies will be voted in favor of the matters mentioned above.

Only holders of issued and outstanding shares of common stock of the Company, of record, at the close of business on March 7, 1995, are entitled to notice of, or to vote at, the meeting. The number of shares of common stock outstanding and entitled to vote as of March 7, 1995, was 79,681,589. Each share is entitled to one vote.

The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or facsimile transmission by regular employees of the Company, without any additional remuneration and at minimal cost. Also, the Company has retained the firm of Corporate Investor Communications, Inc. to assist in the solicitation of proxies for a fee estimated at $7,500 plus expenses. The Company intends to request banks, brokerage houses, custodians, nominees and fiduciaries to forward the proxy material to their principals and request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing, in accordance with the rules and regulations of the New York Stock Exchange. The cost of soliciting the proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

The Board of Directors is divided into three classes with each class elected for three year terms. Proxies in the accompanying form will be voted for the five nominees listed below to serve for three years or until their successors are elected and have qualified. Each nominee must receive a plurality of the votes cast by the shares entitled to vote at the meeting at which a quorum is present. A quorum exists if one-half of all shares of the capital stock of the Company entitled to vote at the meeting is present, either in person or represented by proxy. Abstentions and broker non-votes are each included in determining the number of shares present and voting, with each being tabulated separately. Abstentions are counted in tabulations of votes for election of Directors. Broker non-votes are counted as abstentions. Trust Company Bank, the Company's transfer agent, tabulates votes through the use of an automated system.

                      NOMINEES FOR TERMS EXPIRING IN 1998

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
Lee A. Ault, III        Private Investor. Prior to his retirement in January 1992, Mr. Ault was Senior Vice President of the Company and Chief Executive Officer
                        of Telecredit, Inc., which was acquired by the Company in December
                        1990. Prior to the acquisition of Telecredit, Inc. by the Company,
                        Mr. Ault served as Chairman and Chief Executive Officer of
                        Telecredit, Inc. for more than five years. He serves as a Director of
                        Alex Brown Incorporated, Sunrise Medical Inc. and Viking Office
                        Products, Inc. Mr. Ault has served as a Director of the Company since
                        1991. He is 58.

Ron D. Barbaro          Prior to his retirement in December 1992, Mr. Barbaro was President of The Prudential Insurance Company of America, an international multi-line insurance company. Mr. Barbaro served in various executive positions with The Prudential Insurance Company of America or its subsidiaries for more than five years. He serves as a Director of
                        Prudential of America Life Insurance Company (Canada), the Canadian
                        Prudential Mutual Funds, The Thomson Corporation, Canbra Foods
                        Limited and Clairvest Group, Inc. Mr. Barbaro has served as a
                        Director of the Company since 1992. He is 63.

John L. Clendenin       Chairman of the Board, Chief Executive Officer and President,
                        BellSouth Corporation, a regional telephone utility. Mr. Clendenin has been Chairman of BellSouth Corporation since 1984. He serves as a
                        Director of BellSouth Corporation, Wachovia Corporation, Providian
                        Corporation, The Kroger Company, Coca-Cola Enterprises, Inc., RJR
                        Nabisco, Inc. and Springs Industries, Inc. Mr. Clendenin has served as a Director of the Company since 1982. He is 60.

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
A. W. Dahlberg          Chairman of the Board, Chief Executive Officer and President, The
                        Southern Company, a regional public electric utility holding company.
                        Mr. Dahlberg has served in an executive capacity with The Southern
                        Company since January 1994. Prior to that, he served as President and
                        Chief Executive Officer of Georgia Power Company, an electric utility and largest subsidiary of The Southern Company. Mr. Dahlberg has served in various executive positions with The Southern Company or its subsidiaries for more than five years. He serves as a Director of
                        The Southern Company, Trust Company of Georgia, Trust Company Bank
                        and Protective Life Corporation. Mr. Dahlberg has served as a
                        Director of the Company since 1992. He is 54.

L. Phillip Humann       President of SunTrust Banks, Inc., a multi-bank holding company. Mr.
                        Humann has served in various executive positions with SunTrust Banks,
                        Inc. or its subsidiary Trust Company Bank for more than five years.
                        He serves as a Director of SunTrust Banks, Inc., Coca-Cola
                        Enterprises, Inc. and Haverty Furniture Companies, Inc. Mr. Humann
                        has served as a Director of the Company since 1992. He is 49.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1996

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
Thomas F. Chapman       Executive Vice President of the Company and Group Executive of the
                        Company's Financial Information Services Group. Mr. Chapman has
                        overall responsibility for the Company's credit marketing, target marketing, credit reporting, collection and risk management, check and credit card processing services. He has served as an Executive
                        Officer of the Company since January 1990. Mr. Chapman has served as a Director since January 1994. He is 51.

J. C. Chartrand         Executive Vice President of the Company and Chairman and Chief
                        Executive Officer of Equifax Canada Inc. Mr. Chartrand has overall responsibility for the Company's International Operations Group. He
                        has served in various executive capacities with the Company or its subsidiaries for more than five years. Mr. Chartrand has served as a
                        Director of the Company since 1990. He is 60.

Tinsley H. Irvin        Retired Chairman and Chief Executive Officer, Alexander & Alexander
                        Services Inc., an international insurance brokerage company. Mr.
                        Irvin served in various executive capacities with Alexander &
                        Alexander Services Inc. or its subsidiaries for more than five years.
                        Mr. Irvin has served as a Director of the Company since 1989. He is
                        61.

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
D. Raymond Riddle       Chairman of the Board and Chief Executive Officer of National Service
                        Industries, Inc., a diversified manufacturing and service company.
                        Mr. Riddle has served as an Executive Officer of National Service
                        Industries, Inc. since January 1993. Prior to that, Mr. Riddle served as President and Chief Executive Officer of Wachovia Corporation of
                        Georgia, a bank holding company, President and Chief Executive
                        Officer of Wachovia Bank of Georgia, N.A., and Executive Vice
                        President of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. Mr. Riddle was employed by these organizations for more than five years. He serves as a Director of National Service
                        Industries, Inc., Atlanta Gas Light Company, Atlantic American
                        Corporation, Munich American Reassurance Company, Vista Resources,
                        Wachovia Corporation of Georgia and Wachovia Bank of Georgia, N.A.
                        Mr. Riddle has served as a Director of the Company since 1989. He is
                        61.

Betty L. Siegel, Ph.D.  President of Kennesaw State College, a senior college in the
                        University System of Georgia. Dr. Siegel has been President of
                        Kennesaw State College for more than five years. She serves as a
                        Director of Atlanta Gas Light Company and National Service
                        Industries, Inc. Dr. Siegel has served as a Director of the Company since 1987. She is 64.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 1997

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
D. W. McGlaughlin       President and Chief Operating Officer of the Company. He has served as an Executive Officer of the Company for more than five years. He serves as a Director of Wachovia Corporation of Georgia and its
                        subsidiary Wachovia Bank of Georgia, N.A. Mr. McGlaughlin has served as a Director of the Company since 1990. He is 58.

Larry L. Prince         Chairman of the Board and Chief Executive Officer, Genuine Parts
                        Company, an automotive parts distributor. Mr. Prince has been employed in various executive capacities by Genuine Parts Company for more than five years. He serves as a Director of Trust Company of
                        Georgia, Trust Company Bank, Crawford & Co., Southern Mills, Inc. and
                        John H. Harland Company. Mr. Prince has served as a Director of the
                        Company since 1988. He is 56.

C. B. Rogers, Jr.       Chairman of the Board and Chief Executive Officer of the Company. Mr.
                        Rogers has served as an Executive Officer of the Company for more than five years. He serves as a Director of Sears, Roebuck & Co.,
                        Dean Witter, Discover & Co. and Briggs & Stratton Corporation. Mr.
                        Rogers has served as a Director of the Company since 1978. He is 65.

         NAME                                        EXPERIENCE
- ----------------------  ---------------------------------------------------------------------
L. W. Sullivan, M.D.    President of Morehouse School of Medicine, a private medical school located in Atlanta, Georgia. Dr. Sullivan has been President of
                        Morehouse School of Medicine since January 1993. Prior to that, Dr.
                        Sullivan served as Secretary of the U.S. Department of Health and
                        Human Services from March 1989 to January 1993. He serves as a
                        Director of General Motors Corporation, 3-M Company, Bristol-Myers
                        Squibb, CIGNA Corporation, Georgia-Pacific Corporation and Household
                        International. Dr. Sullivan has served as a Director of the Company since January 1995. He is 61.

If any nominee shall be unable to serve, the persons named in the proxy may vote for a substitute nominee. The management has no reason to believe that any nominee will be unable to serve. There are no family relationships between any Director, person nominated to be a Director or Executive Officer of the Company or its subsidiaries. Except for Equifax Canada Inc. and Equifax Payment Services, Inc., formerly Telecredit, Inc., none of the companies or organizations named in the above table is a parent, subsidiary or other affiliate of the Company.

CERTAIN RELATIONSHIPS

In 1994, the Company was indebted, in the ordinary course of its business, to Wachovia Bank of Georgia, N.A. and Trust Company Bank. The highest amount of indebtedness during 1994 to Wachovia Bank of Georgia, N.A. was $51,377,500 in short-term debt. The highest amount of indebtedness during 1994 to Trust Company Bank was $10,000,000 in short-term debt. Rates of interest charged on each of these debts were competitive with other lending institutions. In September 1990, the Company entered into a Loan Agreement with Wachovia Bank of Georgia, N.A. and Trust Company Bank and four other commercial banks, whereby a $450 million, five-year, committed revolving credit facility was established to be used by the Company for general corporate purposes. Wachovia Bank of Georgia, N.A. also serves as Co-Agent and Administrative Agent under this Loan Agreement. Rates of interest charged pursuant to this Loan Agreement are competitive with other lending institutions. During 1994, no funds were borrowed or owed by the Company under this revolving loan facility.

Messrs. Riddle and McGlaughlin serve as Directors of Wachovia Bank of Georgia, N.A. and Wachovia Corporation of Georgia. Mr. Clendenin is a Director of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. Mr. Humann is President and a Director of SunTrust Banks, Inc. which is the parent of Trust Company of Georgia. Messrs. Dahlberg and Prince are Directors of Trust Company of Georgia and its subsidiary Trust Company Bank.

In January 1994, the Company purchased Cooperative Healthcare Networks, Inc., a healthcare information services provider, from BellSouth Enterprises, Inc., a subsidiary of BellSouth Corporation, for a purchase price of approximately $6 million. Mr. Clendenin serves as Chairman, Chief Executive Officer and President of BellSouth Corporation.

In February 1995, the Company purchased substantially all the assets of Medical Review Systems, Inc., a privately-held healthcare cost-containment company, for a purchase price of approximately $5 million. Dr. Sullivan serves as a Director of Medical Review Systems, Inc.

                            COMMITTEES OF THE BOARD

The Board of Directors of Equifax Inc. met four times during 1994. The committees of the Board, described below, met at various intervals as indicated. All members of the Board of Directors attended at least 75% of the meetings of the Board and the various committees of the Board of which they were members.

EXECUTIVE COMMITTEE

Members are Messrs. Rogers (Chairman), McGlaughlin, Clendenin and Riddle. Mr. J.
V. White served as Chairman of the Executive Committee until his retirement from service as a Director of the Company in January 1995. The Executive Committee met six times during 1994. This Committee, in general, may exercise the powers of the Board in managing the business and property of the Company during the intervals between Board meetings, subject to Board direction. The Committee also sets salaries for Executive Officers other than officers who are members of the Executive Committee pursuant to guidelines established by the Management Compensation Committee.

MANAGEMENT COMPENSATION COMMITTEE

Members are Messrs. Irvin (Chairman), Humann and Prince. The Management Compensation Committee met one time during 1994. This Committee is responsible for all decisions regarding the Chief Executive Officer's and Chief Operating Officer's compensation and for establishing and administering compensation policies and incentive compensation plans for Executive Officers.

AUDIT COMMITTEE

Members are Messrs. Riddle (Chairman), Dahlberg and Dr. Sullivan, who became a member of the Committee in January 1995. Dr. Leroy Keith served as a member of the Committee until October 1994. The Audit Committee met two times during 1994. The Committee meets with the Company's independent public accountants to review
(1) the scope of audit work to be performed, (2) the results of the annual audit of the financial statements and (3) other matters related to accounting and auditing.

PENSION, THRIFT AND GROUP BENEFIT PLANS COMMITTEE

Members are Messrs. Barbaro (Chairman), Riddle and Rogers. The Pension, Thrift and Group Benefit Plans Committee met one time during 1994. The Committee is responsible for reporting to the Board periodically as to the effectiveness and the funded status of the Company's retirement and thrift plans.

PUBLIC ISSUES COMMITTEE

Members are Dr. Siegel (Chairman) and Messrs. Ault and McGlaughlin. The Public Issues Committee met one time during 1994. The Committee reviews significant public issues of concern to the Shareholders, the Company, the business community or the general public and makes recommendations to the Board and Company management as deemed appropriate.

NOMINATING COMMITTEE

The Board does not have a Nominating Committee or any other Committee performing a similar function.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table reflects information relating to shares of common stock owned by the Equifax Inc. Employees Thrift Plan as of January 1, 1995, and information relating to share ownership as reported pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. The number of outstanding shares of Equifax Inc. common stock as of January 1, 1995 was 79,294,782. All outstanding equity securities are of a single class of common stock.

                                                                                    PERCENT OF
                                                                                  CLASS (BASED ON
            NAME AND ADDRESS                        AMOUNT (NUMBER OF            NUMBER OF SHARES
              OF BENEFICIAL                       SHARES) AND NATURE OF          OUTSTANDING AS OF
                  OWNER                            BENEFICIAL OWNERSHIP               1/1/95)
- -----------------------------------------  ------------------------------------  -----------------
Equifax Inc.                                      -0-  Sole voting power
Employees                                         -0-  Shared voting power
Thrift Plan                                 4,312,282  Sole investment power
1600 Peachtree Street                             -0-  Shared investment power
Atlanta, Georgia 30309                      4,312,282  Aggregate amount(1)               5.4%

Wachovia Corporation,                       3,688,763  Sole voting power
as Parent Holding Company,                    606,363  Shared voting power
of Wachovia Bank of North                     541,993  Sole investment power
Carolina, N.A., Wachovia                       90,938  Shared investment power
Bank of Georgia, N.A. and                   4,316,756  Aggregate amount                  5.5%
The South Carolina National
Bank, as trustees,
301 North Main Street
Winston-Salem, North Carolina
27150-3099

(1) Participants in the Thrift Plan have the right to direct the Plan Trustee's voting of shares held for their individual accounts. In the absence of such direction, the Trustee may not vote said shares.

The following table reflects information, as of January 1, 1995, relating to shares of common stock owned by all Directors and Nominees for Director, by each of the Executive Officers named in the Summary Compensation Table which follows and by all Directors and Executive Officers as a group. Share ownership shown represents sole voting and investment power of shares.

                                       AMOUNT (NUMBER OF               PERCENT OF CLASS
                                      SHARES) AND NATURE          (BASED ON NUMBER OF SHARES
              NAME                  OF BENEFICIAL OWNERSHIP       OUTSTANDING AS OF 1/1/95)
- ---------------------------------  -------------------------   --------------------------------
L. A. Ault                                    45,554                            *
R. D. Barbaro                                  3,000                            *
T. F. Chapman                                 44,143(1)                         *
J. C. Chartrand                              104,117(1)                         *
J. L. Clendenin                                1,200                            *
A. W. Dahlberg                                 1,000                            *
L. P. Humann                                   1,500                            *
T. H. Irvin                                    2,000                            *
D. W. McGlaughlin                            119,093(1)                         *
L. L. Prince                                   1,000                            *
D. R. Riddle                                   1,500                            *
C. B. Rogers, Jr.                            503,185(1)                         *
B. L. Siegel, Ph.D.                              576                            *
D. V. Smith                                   48,071(1)                         *
L. W. Sullivan                                   150                            *
D. F. Walsh                                   80,877(1)                         *
J. V. White(2)                                97,928                            *
All Directors and Executive Officers
as a Group (23 persons)                    1,283,059(1)                       1.6%

* Less than 1%

(1) Includes shares held in the Company Thrift Plan and stock options exercisable on January 1, 1995, or within 60 days thereafter, as follows:
    Mr. Chapman - 2,408 Thrift Plan shares and 17,800 option shares; Mr. Chartrand - 31,500 option shares; Mr. McGlaughlin - 1,766 Thrift Plan shares and 44,400 option shares; Mr. Rogers - 7,203 Thrift Plan shares and 115,400 option shares; Mr. Smith - 2,577 Thrift Plan shares and 21,500 option shares; and Mr. Walsh - 14,435 Thrift Plan shares and 21,850 option shares. As of January 1, 1995, the aggregate of such shares for all Directors and Officers as a Group was as follows: 70,156 Thrift Plan shares and 343,095 option shares.

(2) Retired January 7, 1995.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ended December 31, 1994, 1993 and 1992, the cash compensation paid by the Company, as well as compensation accrued for those years, to each of the five most highly compensated Executive Officers of the Company in 1994 in all capacities in which they served:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM COMPENSATION
                            ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                     ----------------------------------   ----------------------------   -------
                                                 OTHER
                                                ANNUAL                      SECURITIES             ALL OTHER
    NAME AND                                    COMPEN-     RESTRICTED      UNDERLYING    LTIP      COMPEN-
    PRINCIPAL               SALARY     BONUS    SATION         STOCK         OPTIONS     PAYOUTS    SATION
    POSITION         YEAR     ($)     ($)(1)      ($)     AWARDS($)(1)(2)      (#)         ($)      ($)(3)
- ------------------------------------------------------------------------------------------------------------
C. B. Rogers, Jr.    1994   522,696         0   31,733        769,697         50,000     898,050     32,450
Chairman & Chief     1993   496,184         0   21,445        524,963         35,000     551,950     48,275
Executive Officer    1992   460,068   391,000   99,057              0         35,000     459,509     51,971

D. W. McGlaughlin    1994   354,424   192,381   10,263        221,214         25,000     449,025      4,950
President & Chief    1993   338,924   135,570   14,959        155,906         25,000     331,170     15,475
Operating Officer    1992   295,606   202,900   10,499              0         15,000     404,368     14,666

T. F. Chapman        1994   240,052   155,266   11,463              0         12,000     224,513      4,950
Executive            1993   224,668   114,581    6,220         43,923         12,000     264,936     10,664
Vice President       1992   185,290   142,300    2,820              0          8,000     137,853      8,951

D. V. Smith          1994   221,534   132,900   11,599        106,943         12,000     224,513      4,950
Executive            1993   209,038   106,609   11,737              0         12,000     264,936     11,691
Vice President       1992   185,502   125,600    6,620              0          6,000     137,853     11,494

D. F. Walsh          1994   202,042   120,325    4,475         66,524          9,000     179,610      4,950
Senior Vice          1993   193,596    90,023    6,668         34,500          8,000     264,936     11,228
President            1992   189,818   118,105    8,877              0          6,000     217,452     10,611

(1) The "Bonus ($)" column represents any annual incentive award earned and paid in cash for performance for the specified year. For years 1994 and 1993, participants could elect to receive all or part of any cash bonus earned in the form of restricted stock. Beginning in 1994, all amounts earned above a designated percentage of salary are only awarded in the form of restricted stock. These amounts (including the 15% additional awards in stock provided as a voluntary deferral incentive) are indicated under the "Restricted Stock Awards" column for each respective year, although the grants were not awarded until the following year. No other restricted stock awards were made in 1994 or 1993. In lieu of deferral into restricted stock, Mr. Chapman elected to defer a portion of his earned 1994 annual incentive award into the Equifax share unit fund of the Company's Deferred Compensation Plan.

(2) Dividend income is paid on restricted stock at the same rate as paid to all Shareholders. Value of restricted stock shown in table is as of the date of grant. As of December 31, 1994, total restricted stock awards outstanding and related fair market values were as follows: Mr. Rogers - 68,316 shares ($1,801,834);

    Mr. McGlaughlin - 29,091 shares ($767,275); Mr. Chapman - 8,792 shares ($231,889); Mr. Smith - 10,736 shares ($283,162); and Mr. Walsh - 10,732 shares ($283,056). Of these shares, 71,667 were awarded as restricted stock in lieu of cash bonus payments to these officers for 1993 and 1994.

(3) Column "All Other Compensation" includes $27,500 in premiums for a universal life insurance policy for Mr. Rogers to provide coverage which is otherwise limited by the Company's group life insurance plan provisions; and Company thrift plan matching contribution in the amount of $4,950 each for the accounts of Messrs. Rogers, McGlaughlin, Chapman, Smith and Walsh.

STOCK OPTIONS

The following table contains information concerning the grant of stock options under the Company's Omnibus Stock Incentive Plan to the five most highly compensated Executive Officers of the Company as of the end of the last fiscal year. Consistent with Company policy, the Company did not award any stock appreciation rights to any Executive Officers during the last fiscal year and no outstanding stock options were repriced during 1994.

                           OPTION GRANTS DURING YEAR
                            ENDED DECEMBER 31, 1994

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                                                                                         PRICE APPRECIATION
                                  INDIVIDUAL GRANTS                                      FOR OPTION TERM(3)
- -------------------------------------------------------------------------------------   ---------------------
                               NUMBER OF      % OF TOTAL
                              SECURITIES       OPTIONS
                              UNDERLYING      GRANTED TO    EXERCISE OR
                                OPTIONS      EMPLOYEES IN    BASE PRICE    EXPIRATION
           NAME              GRANTED(#)(1)   FISCAL YEAR    ($/SHARE)(2)      DATE       5%($)       10%($)
- -------------------------------------------------------------------------------------   ---------------------
C. B. Rogers, Jr.                50,000           6.9%         $24.50        1/26/04    $770,396   $1,952,335
D. W. McGlaughlin                25,000           3.4%         $24.50        1/26/04    $385,198     $976,167
T. F. Chapman                    12,000           1.7%         $24.50        1/26/04    $184,895     $468,560
D. V. Smith                      12,000           1.7%         $24.50        1/26/04    $184,895     $468,560
D. F. Walsh                       9,000           1.2%         $24.50        1/26/04    $138,671     $351,420
- -------------------------------------------------------------------------------------------------------------

(1) Options have a ten-year term and vest 25% on the first through the fourth anniversary of the date of grant.

(2) The exercise price may be paid in cash or cash equivalent acceptable to the Management Compensation Committee or by the surrender of shares of common stock held for at least six months with an aggregate fair market value which is not less than the option price.

(3) The dollar amounts under these columns are the result of calculations at 5% and 10% rates of appreciation. They are not intended to forecast possible future appreciation, if any, of Equifax stock price.

The following table sets forth information with respect to the named Executive Officers concerning the exercise of stock options during the last fiscal year and unexercised stock options held as of the end of the fiscal year. No stock appreciation rights are currently held by any Executive Officer.

        AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1994
                   AND OPTION VALUES AS OF DECEMBER 31, 1994

                                                               NUMBER OF
                                                               SECURITIES           VALUE OF
                                                               UNDERLYING          UNEXERCISED
                                                              UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS AS          OPTIONS AS
                                                             OF 12/31/94(#)      OF 12/31/94($)

                         SHARES ACQUIRED        VALUE         EXERCISABLE/        EXERCISABLE/
         NAME            ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE      UNEXERCISABLE(1)
- -------------------------------------------------------------------------------------------------
C. B. Rogers, Jr.                  0                 $0      82,660/104,690     $762,975/$527,038
D. W. McGlaughlin             40,000           $432,500      26,550/56,450      $215,563/$285,688
T. F. Chapman                  4,000            $50,500       9,000/27,500       $66,000/$141,250
D. V. Smith                    5,000            $77,500      13,200/26,800      $105,375/$133,375
D. F. Walsh                    6,900           $106,950      15,300/20,800      $136,075/$108,250

(1) Represents aggregate excess of market value of shares under option as of December 31, 1994, over the exercise price of the options.

LONG-TERM INCENTIVE PLAN

The following table provides information concerning awards made during the last fiscal year under the Company's 1988 Performance Share Plan ("1988 Plan"). Each unit awarded represents the right, subject to certain conditions set forth in the 1988 Plan, to receive one share of the Company's common stock or its cash equivalent (up to 50% of total units awarded), plus cash representing dividends. Payments of awards are tied to achieving specified levels of return on equity, growth in earnings per share and stock price appreciation. The target amount will be earned if 100% of targeted goals are achieved. If targeted goals are not met or are exceeded, the award will be reduced or increased proportionately. Awards are subject to forfeiture if minimum established performance goals are not achieved or if a participant terminates employment during the performance period. The dollar value of each unit awarded is determined at the end of the measurement period with each unit's value being equal to the stock price at the close of the measurement period plus dividends accrued over the measurement period.

     LONG-TERM INCENTIVE PLANS - AWARDS DURING YEAR ENDED DECEMBER 31, 1994

                                                                      ESTIMATED FUTURE PAYOUTS UNDER
                            NUMBER OF      PERFORMANCE                NON-STOCK PRICE - BASED PLANS
                             SHARES,         OR OTHER        ------------------------------------------------
                              UNITS        PERIOD UNTIL
                            OR OTHER        MATURATION        THRESHOLD           TARGET           MAXIMUM
         NAME               RIGHTS(#)       OR PAYOUT        (# OF UNITS)      (# OF UNITS)      (# OF UNITS)
- -----------------------     ---------      ------------      ------------      ------------      ------------
C. B. Rogers, Jr.             25,000         12/31/96           12,500            25,000            37,500
D. W. McGlaughlin             12,000         12/31/96            6,000            12,000            18,000
T. F. Chapman                  5,000         12/31/96            2,500             5,000             7,500
D. V. Smith                    5,000         12/31/96            2,500             5,000             7,500
D. F. Walsh                    4,000         12/31/96            2,000             4,000             6,000

PENSION PLANS

The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under the Company's qualified defined benefit retirement plan ("Retirement Plan") and the Company's non-qualified supplemental retirement plan, both described below, based on remuneration that is covered under the plans and years of service with the Company and its subsidiaries:

                               PENSION PLAN TABLE

                                                 YEARS OF SERVICE
     HIGHEST THREE         ------------------------------------------------------------
     YEAR AVERAGE
     COMPENSATION             15           20           25           30           35
- -----------------------    --------     --------     --------     --------     --------
 $200,000                  $120,000     $120,000     $120,000     $120,000     $120,000
 $400,000                  $240,000     $240,000     $240,000     $240,000     $240,000
 $600,000                  $360,000     $360,000     $360,000     $360,000     $360,000
 $800,000                  $480,000     $480,000     $480,000     $480,000     $480,000
$1,000,000                 $600,000     $600,000     $600,000     $600,000     $600,000
$1,200,000                 $720,000     $720,000     $720,000     $720,000     $720,000

Benefits under the Retirement Plan are based upon length of service with the Company and the participant's average total earnings (base salary and bonus as reported in the Summary Compensation Table) received from the Company, up to a maximum of 125% of base salary. This average is determined by reference to the thirty-six consecutive months during which the participant was most highly compensated. Benefits are computed on a straight life annuity basis.

Under the Company's supplemental pension plan, the Supplemental Executive Retirement Plan ("SERP"), Executive Officers, as determined by the Executive Committee, may receive annual benefits equal to 1.5% of average total earnings, multiplied by the number of years of credited service (as defined in the plan) up to 40 years; or, depending upon the Executive Officer's salary classification, in an amount equal to 3% of average total earnings multiplied by the number of years of credited service, up to 20 years. Benefits payable from the SERP are net of benefits from the Retirement Plan, without regard to the limitations of Internal Revenue Code Sections 401(a) and 415. Participants may receive a combined benefit amount under both plans equal to a maximum of 60% of their average total earnings. The amount of each participant's benefit under the SERP is calculated with reference to all salary and bonuses paid and deferred (as reported in the Summary Compensation Table). The supplemental benefits are payable from the assets of a trust established by the Company and the general assets of the Company.

The benefit amounts listed in the table are not subject to deductions for Social Security. Benefits payable under the plans may be reduced for Executive Officers with less than 20 years of credited service in an amount equal to benefits receivable from previous employers. The estimated years of service for each named Executive Officer is as follows: C. B. Rogers, Jr. - 7 years (See "Employment Agreements" below); D. W. McGlaughlin - 6 years (See "Employment Agreements" below); T. F. Chapman - 5 years; D. V. Smith - 14 years; D. F.
Walsh - 41 years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Management Compensation Committee of the Company's Board of Directors consists of three Directors: Tinsley H. Irvin (Chairman), L. Phillip Humann and Larry L. Prince. For additional information concerning this Committee, see "Management Compensation Committee" above.

The Executive Committee of the Company's Board of Directors consists of four
Directors: C. B. Rogers, Jr. (Chairman), D. W. McGlaughlin, John L. Clendenin, and D. Raymond Riddle. The Executive Committee approves the salaries of all Executive Officers of the Company (except members of the Executive Committee).

Messrs. Rogers and McGlaughlin have served as Executive Officers of the Company since 1987 and 1989, respectively.

Mr. Humann serves as an Executive Officer and Director of SunTrust Banks, Inc. Mr. Prince serves as a Director of Trust Company of Georgia and its subsidiary Trust Company Bank. In 1994, the Company was indebted, in the ordinary course of business, to Trust Company Bank with the highest amount of indebtedness of $10,000,000 in short-term debt. Rates of interest charged on this debt were competitive with other lending institutions. Messrs. Riddle and McGlaughlin serve as Directors of Wachovia Bank of Georgia, N.A., and its parent Wachovia Corporation of Georgia. Mr. Clendenin is a Director of Wachovia Corporation, the parent of Wachovia Corporation of Georgia. In 1994, the Company was indebted, in the ordinary course of business, to Wachovia Bank of Georgia, N.A. with the highest amount of indebtedness of $51,377,500 in short-term debt. Rates of interest charged on this debt were competitive with other lending institutions. Wachovia Bank of Georgia, N.A. and Trust Company Bank also participate in a $450 million, five-year committed revolving credit facility which is used by the Company for general corporate purposes. Rates of interest charged under this facility are competitive with other lending institutions. In 1994, the Company borrowed no funds under this revolving loan facility, and no balance was outstanding during 1994.

In January 1994, the Company purchased Cooperative Healthcare Networks, Inc., a healthcare information services provider, from BellSouth Enterprises, Inc., a subsidiary of BellSouth Corporation, for a purchase price of approximately $6 million. Mr. Clendenin serves as Chairman, Chief Executive Officer and President of BellSouth Corporation.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

The Company currently has in effect employment agreements with Messrs. Rogers and McGlaughlin. Each of these agreements provides for participation by these Executive Officers in all employee benefit plans and the receipt of full executive benefits, including participation in all executive incentive plans as well as Change in Control Agreements. Messrs. Rogers and McGlaughlin are entitled to retirement benefits, at age 65, equivalent to those provided to an Executive Officer with 25 years of Company service.

The Board of Directors of the Company has approved Change in Control Agreements for certain key employees. Such agreements are currently in effect for certain key employees including Messrs. Rogers, McGlaughlin, Chapman, Smith and Walsh. These Agreements are for renewable five-year terms and are effective only upon a change in control of the Company. A "change in control" is defined by the Agreements to mean the acquisition by an entity, or a group of entities acting in concert, of more than fifty percent of the shares of outstanding stock of any class of voting stock of the Company. In such event, upon termination of the executive's employment, within five years after the date of a change in control, the executive is entitled to severance pay and certain other benefits, unless the executive's employment terminates because of death, disability, cause, or for other than "good reason" (as defined by the Agreements). The severance payment is a derivative of annual compensation, multiplied by a factor of three. All benefits payable under the Agreements are subject to reduction in accordance with the provisions of Section 280G of the Internal Revenue Code. No payment will be made if a change in control of the Company has not occurred before the executive reaches the age of 65. No payments have been made to any Executive Officer under these Agreements.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Officer compensation is determined by two committees of the Company's Board of Directors. The Management Compensation Committee ("Committee"), composed solely of outside directors, is responsible for all decisions regarding the Chief Executive Officer's and the Chief Operating Officer's compensation and for establishing and administering compensation policies and incentive compensation plans for the Executive Officers of the Company. The Executive Committee sets salaries for Executive Officers other than the Chief Executive Officer and the Chief Operating Officer pursuant to guidelines prescribed by the Committee. On an annual basis, the Committee reviews all decisions of the Executive Committee with respect to Executive Officer salaries made during the preceding twelve months.

The Committee has set forth the following goals for the Executive Officer compensation program to ensure that it relates to and supports the Company's overall objective of enhancing shareholder value.

- - Total compensation opportunities should be market competitive to attract and retain talented executives.

- - The compensation program should be performance-based, providing a strong link between performance and rewards. A significant part of each officer's total compensation opportunity should be in the form of variable compensation, which is expected to vary from below market to above market as performance varies. Additionally, the degree of risk associated with variable pay should be greatest at the topmost levels of the organization.

- - Compensation opportunities for Executive Officers should place a strong emphasis on sustained long-term performance of the Company.

- - Equity ownership in the Company by Executive Officers is very important and the officer compensation program should be designed to facilitate such ownership.

The Committee believes that the current structure of the Executive Officer compensation program meets these goals.

The Committee believes the Executive Officer compensation program should serve to achieve these goals while minimizing any effect on the Company of Section 162(m) of the Internal Revenue Code. In recognition of this provision, in 1994, the shareholders approved amendments to the Company's Omnibus Stock Incentive Plan. The Committee believes the approval of these amendments assures that any compensation arising from stock options or stock appreciation rights awards under this Plan will continue to be classified as performance-based compensation. As final regulations and other guidance are available from the Internal Revenue Service with respect to Section 162(m), the Committee intends to make a determination regarding any further actions.

The Committee believes competitive compensation data drawn from a broad sample of companies, particularly those in the services industry and those reporting annual sales or revenues of $1 billion or more, represents the most accurate reflection of the market rate for executive talent. Although some companies are included in both this group and the group comprising the Dow Jones Industrial and Commercial Services - General Index used for shareholder return comparisons, the Committee recognizes that the Company's most direct competition for executive talent is not necessarily the same companies that are used for performance graph purposes.

In administering the compensation program for Executive Officers, the Committee establishes performance goals at the beginning of each performance period and determines compensation earned on the basis of actual results achieved. As accounting rules may require that the Company adjust actual operating earnings to recognize and report the impact of extraordinary expense or revenue on occasion, the Committee believes it should reserve sole discretion to take such extraordinary items into account as they may impact the determination of any incentive compensation amounts earned by Executive Officers. In addition, the Committee reserves sole discretion to determine the impact other actions or items may have on incentive compensation amounts earned as these arise. In 1994, the Company acquired all or part of several businesses as an investment for enhanced future profitability. The Company also committed in 1994 to incur charges relating to insurance services and mortgage services to improve the efficiency and profitability of these businesses as quickly as possible. The combined unplanned impact of these actions on 1994 operating results resulted in a reduction in reported 1994 earnings. In light of the favorable impact on operating results in 1995 and beyond which these actions are anticipated to provide, these actions did not adversely affect the 1994 incentive compensation amounts approved for Executive Officers by the Committee.

EXECUTIVE OFFICER COMPENSATION

Executive Officer compensation includes several principal elements: base salary, annual incentive and long-term incentives. The Committee's objective is to set salaries and target incentive opportunity levels at a median competitive level and to assure that superior performance is rewarded with above-market total compensation through the operation of the various incentive plans.

SALARY: The Committee believes that competitive salaries are important in attracting and maintaining a high-quality executive team. Base salaries are set at median competitive market levels based upon the market comparisons previously discussed. Salary increases are based on market-competitive salary increase budgets which are updated annually, and on individual job performance and any new or additional responsibilities assumed by individual Executive Officers. Merit salary reviews are normally scheduled at thirteen- to fifteen-month intervals for Executive Officers.

The Chief Executive Officer, Mr. Rogers, received a base salary adjustment of 5% in February 1994. On an annual basis, this is equivalent to an increase of 4.6%, as the time between increases for Mr. Rogers is 13 months. In reviewing the salary of Mr. Rogers, the Committee considered the excellent financial results reported for the Company under his leadership in 1993 and his outstanding job performance with respect to goals established for him by the Committee in January 1993. Competitive salary levels reported for other companies (particularly those reporting annual sales or revenues of $1-3 billion) were also reviewed by the Committee, and a new salary at the median competitive level was approved.

ANNUAL INCENTIVE: For annual incentive purposes, performance is measured in terms of annual corporate, business unit and individual performance in a manner consistent with each Executive Officer's position. Performance objectives are established at the beginning of each year and are based upon financial plans approved by the Board. In the case of financial objectives, a minimum or threshold level of performance is established, and no incentive is payable below this level of performance. Also, levels of performance are established which correspond to target and maximum incentive awards. The target incentive opportunity is set at the median market competitive level, and this level of performance generally corresponds to the Company's annual financial plan approved by the Board.

For 1994, the Committee approved a plan which emphasized after-tax profit minus the cost of capital employed as the primary performance measurement factor, consistent with the Company's emphasis on increasing shareholder value.

The Committee also recognizes the significant interest in reported earnings per share as an indicator of the Company's performance. Consequently, it established for 1994, in addition to the measurement of profitability net of the cost of capital employed, certain minimum earnings per share growth levels which must be achieved in order for participants to earn an incentive at or above the incentive threshold and above the incentive target levels.

In 1994, the Company's after-tax profit minus the cost of capital employed was the primary basis for determining annual incentive awards earned by Messrs. Rogers and McGlaughlin. For other Executive Officers, a 30% weighting on corporate financial results was applied in determining the awards for Messrs. Chapman and Smith and a 50% weighting on corporate financial results was applicable for Mr. Walsh. Business unit measurement emphasized individual financial results for the appropriate business units. Also, certain non-financial goals were established and considered for each participant.

Prior to 1994, any annual incentive award earned was paid in cash or could be deferred at the election of the individual Executive Officer. Beginning in 1994, the Committee implemented a maximum amount which would be paid in cash. Incentives earned above this maximum amount are awarded in the form of restricted stock with vesting at the end of five years. The Committee believes this provides an excellent vehicle for expanding the stock ownership of Executive Officers and that such an immediate identification with shareholder interests will serve to further emphasize the officer's commitment to the sustained long-term performance of the Company.

Mr. Rogers' target annual incentive opportunity during 1994 was 60% of his base salary, with a maximum opportunity of 180%. His plan provided that the Company's after-tax profit minus the cost of capital employed for 1994 would represent an 80% weighting and that his achievement of certain personal goals would represent a 20% weighting. His earned award for 1994 was 128% of salary.

In accordance with the restricted stock payment alternative for annual incentives described in this report, Mr. Rogers elected to receive a restricted stock grant in lieu of cash payment for the full amount of his 1994 annual incentive award. This provided an immediate expansion of Mr. Rogers' Company stock ownership in the amount of 26,889 shares, although these shares remain in an escrow account subject to his fulfilling specified continued service obligations.

PERFORMANCE SHARES: Executive Officers participate in a performance share plan, with awards earned primarily on the basis of three-year earnings per share growth. In addition, a minimum level of return on equity is required and a specified stock price appreciation goal must be achieved in order to earn an award above a certain amount. Award levels are established such that a target performance share award combined with an annual stock option grant approximate a median long-term incentive competitiveness level. Award amounts increase and decrease in value directly with stock price over the performance period.

The value of performance share awards earned will be determined by the Company's stock price at the end of the measurement period. Awards earned are paid out at least one-half in Company common stock, which is consistent with the Committee's objective with respect to stock ownership among Executive Officers.

Mr. Rogers and the other Executive Officers earned a payment of performance share units for Company performance during the period 1992 through 1994. The earned award was paid in shares of Company common stock and cash, and represented a payout of the maximum opportunity available under the award. Company performance during the period exceeded the established minimum return on equity and the stock price appreciation goal for the Plan also was exceeded.

Mr. Rogers received a performance share unit award for the performance measurement period 1994 through 1996, according to the criteria described above.

STOCK OPTIONS: In recent years, the Company has granted stock options to Executive Officers on an annual basis, with competitive grant sizes determined accordingly. Neither the number of outstanding options held by an officer nor the total options previously granted to any officer will have a direct effect upon decisions regarding eligibility for or the size of current grants. Stock options are granted to motivate Executive Officers to contribute to an increase in the value of the Company rather than being utilized as a specific award for past personal performance. Additionally, the past performance of the Company will not directly affect option grant determinations, except to the extent the Company's historical stock price and dividend performance may be considered in the grant valuation models utilized by independent compensation consultants to the Company. Grant sizes are based on the Executive Officer's level of responsibility and his corresponding potential contribution to the Company's growth and profitability. All options granted have exercise prices equal to the market price of the Company's stock on the date of grant. Thus, Executive Officers will only benefit if the Company's stock price increases above the exercise price. Mr. Rogers and the other Executive Officers were granted stock options during 1994, based on these criteria.

RESTRICTED STOCK: In 1993, the Committee introduced an application of restricted stock to significantly enhance the fulfillment of the established officer compensation philosophy, particularly with respect to retention and the alignment of the financial interests of Executive Officers and the Company's shareholders. Executive Officers are provided a choice of receiving any annual incentive earned in the form of a cash payment or a restricted stock grant. As a consequence of this grant approach, any prior restricted stock grant would have no bearing upon the approval of the new award. The restricted stock vests at the conclusion of five years of continued service. In recognition of the substantial risk assumed by the executive in terms of forfeiture of such restricted shares, as well as the associated market risk and deferral of economic benefits of current cash compensation, the Committee provided an incentive to encourage voluntary deferrals into stock. An incremental amount of stock equivalent to 15% of the cash award earned was determined to be an appropriate incentive for this purpose. In both 1993 and 1994, 70% of the Executive Officers voluntarily elected restricted stock grants in lieu of cash incentive payments.

As described previously in the discussion of Annual Incentives, the Committee added mandatory restricted stock grants as a form of award for annual incentives earned above an established amount in 1994. Several Executive Officers earned incentives above this amount for 1994 and, consequently, received part of their incentive in the form of restricted stock. The combined voluntary and mandatory deferrals into restricted stock of 1994 incentives resulted in immediate additional Company stock ownership of 45,256 shares awarded to 80% of the Company's Executive Officers.

To the extent the above report pertains to the setting of salaries for Executive Officers other than the Chief Executive Officer and the Chief Operating Officer, it is jointly submitted by the Executive Committee.

MANAGEMENT COMPENSATION COMMITTEE                  EXECUTIVE COMMITTEE
T. H. Irvin, Chairman                              C. B. Rogers, Jr., Chairman
L. P. Humann                                       J. L. Clendenin
L. L. Prince                                       D. W. McGlaughlin
                                                   D. R. Riddle

                               PERFORMANCE GRAPH

The following graph compares the yearly percentage change in the cumulative total return (including dividends) from $100 invested in the Company's common stock over the five fiscal years in the period ending December 31, 1994, with cumulative total returns from the same investment in both the S&P 500 Index and the Dow Jones Industrial and Commercial Services - General Index published by Dow Jones and Company, Inc. The comparison is based on a $100 investment on December 31, 1989, in the Company's common stock and in each of the specified indices and assumes all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  AMONG EQUIFAX INC., THE S&P 500 STOCK INDEX
              AND THE DOW JONES INDUSTRIAL & COMMERCIAL SERVICES-
                                 GENERAL INDEX

                                    [GRAPH]

      Measurement Period                                         DJ IND & COMM
    (Fiscal Year Covered)        EQUIFAX INC.       S&P 500       SRVC- GENL
1989                                       100             100             100
1990                                       104              97              94
1991                                       105             126             117
1992                                       141             136             133
1993                                       192             150             139
1994                                       189             152             134

DIRECTOR COMPENSATION

Each Director of the Company who is not an employee of the Company is paid a fee of $1,000 for attendance at any meeting of the Board of Directors. Each such Director who is a member of a committee elected or appointed by the Board of Directors receives a fee of $1,000 for each regular meeting of the committee attended. Additionally, each non-employee Director receives a fee of $5,000 per quarter for services as a

Director, plus an additional $1,000 per quarter if a member of the Executive Committee or if Chairman of any other Committee other than the Executive Committee. The Chairman of the Executive Committee, provided such person is not an employee of the Company, receives a fee of $4,000 per quarter.

In July 1994, non-employee Directors became eligible for participation in the Company's Deferred Compensation Plan (the "Plan") whereby each non-employee Director may elect to defer up to 100% of earned Director fees into, and are credited with amounts based on, one or more of the following accounts: (a) the market value of and dividends on the Company's common shares ("common share equivalents"), or (b) the prime lending rate (determined the first day of each month) as reported in the Wall Street Journal. Funds invested in common share equivalents may be redeemed only for cash on a fixed date or upon termination of service as a Director. Annual elections by a non-employee Director with respect to common share equivalents are irrevocable and transfers of funds out of this account, as well as hardship withdrawals, are not permitted. No Director has voting or investment powers in common share equivalents. The approximate number of common share equivalents held by Directors, as of December 31, 1994, is as follows: T. H. Irvin - 451 units, L. P. Humann - 400 units, B. L. Siegel - 200 units and L. L. Prince - 400 units.

In January 1995, the Board of Directors adopted the Equifax Inc. Non-Employee Director Stock Option Plan under which non-employee Directors each receive 1,000 non-qualified options once each year at the regularly scheduled Annual Meeting of Shareholders. A total of 150,000 shares are issuable under this Plan. All option awards become 100% vested one year after date of grant and expire five years after date of grant. The option exercise price for each share of stock is the greater of (i) the par value of a share of stock, or (ii) the fair market value of a share of stock on the date the option is granted. Payment of the option price upon the exercise of an option may be made only in cash. All options granted under this Plan are non-transferable other than by will, the laws of descent and distribution or pursuant to a qualified domestic relations order. This Plan will expire April 30, 2005.

                         INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Arthur Andersen LLP, independent public accountants, is recommended to the Shareholders to audit the accounts and financial statements of the Company for the year 1995. This firm has served in this capacity since 1948. Representatives of the firm will be present at the Shareholders' meeting and shall have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                                 OTHER MATTERS

SECURITIES EXCHANGE ACT OF 1934: Under the securities laws of the United States, the Company's Directors, Executive Officers and certain other officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and any exchange on which its stock is traded. Specific due dates for these reports have been established, and the Company is required to report in this proxy statement any failure to file by these dates. All of these filing requirements have been satisfied by its Directors and officers, except for J. C. Chartrand who, relying on advice from the Company, did not timely report one transaction involving a change of beneficial ownership occurring in 1992 from direct to indirect ownership. In making these statements, the Company has relied on the written representations of its Directors and officers and copies of the reports that they have filed with the Commission.

SHAREHOLDER PROPOSALS: To be considered for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1996, Shareholder proposals must be received by the Company at its Home Office on or before November 23, 1995.

Management is not aware at this date that any other business matters will come before the meeting. If, however, any other matters should properly come before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

                                                  EQUIFAX INC.

                                                  T. H. Magis
                                                  Secretary

Atlanta, Georgia
March 24, 1995

PROXY                            EQUIFAX INC.

The undersigned hereby appoints C. B. Rogers, Jr.; D. W. McGlaughlin; John L. Clendenin; and D. Raymond Riddle; and each of them with power of substitution in each, proxies to appear and vote all common stock of the undersigned in Equifax Inc. at the Annual Meeting of the Shareholders to be held April 26, 1995, and at all adjournments thereof, for the following purposes:

1. ELECTION OF DIRECTORS
       / / FOR all nominees listed below (except      / / WITHHOLD AUTHORITY to vote
           as marked to the contrary below)               for all nominees listed below

   Lee A. Ault, III; Ron D. Barbaro; John L. Clendenin; A. W. Dahlberg; L. Phillip Humann

   (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) immediately below.)

   ------------    ------------    ------------    ------------    ------------
2. PROPOSAL TO APPOINT ARTHUR ANDERSEN LLP as independent public accountants for the Company for the year 1995.
                    / /FOR        / /AGAINST       / /ABSTAIN

3. In their discretion, upon such other matters in connection with the foregoing or otherwise as may properly come before the meeting, or any adjournment thereof; all as set forth in the Notice of the Annual Meeting and Proxy Statement, as dated, receipt of which is hereby acknowledged.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE
                        VOTED "FOR" THE ABOVE MATTERS.

              CONTINUED ON REVERSE -- PLEASE COMPLETE OTHER SIDE




                          (Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

IMPORTANT: Please date this
proxy and sign exactly as your
name or names appear hereon. If
stock is held jointly,
signature should include both
names. Executors,
administrators, trustees,
guardians and others signing in
a representative capacity,
please give your full title(s).

                                            ------------------------------------

                                            ------------------------------------
                                                 (SIGNATURE OF SHAREHOLDER)

                                            Dated:                        , 1995
                                                  ------------------------

       IMPORTANT: PLEASE SIGN PROXY EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON.